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                                   EXHIBIT 21
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                       LIST OF SUBSIDIARIES OF THE COMPANY


     Vista Bank, National Association, Phillipsburg, New Jersey, chartered under the laws of the United States of America.

     Phillipsburg Investment, Inc., Phillipsburg, New Jersey, chartered under the laws of the State of New Jersey.

                                      -86-